Exhibit 10.4

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

CUMMINS INC.

and

ATMUS FILTRATION TECHNOLOGIES INC.,

dated as of May 29, 2023

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATION		1

Section 1.1	General	1
Section 1.2	References; Interpretation	6

Article II GENERAL PRINCIPLES		6

Section 2.1	Nature of Liabilities	6
Section 2.2	Transfers of Employees Generally	7
Section 2.3	Assumption and Retention of Liabilities Generally	7
Section 2.4	Treatment of Compensation and Benefit Arrangements; Terms of Employment	9
Section 2.5	Participation in Cummins Benefit Arrangements	9
Section 2.6	Service Recognition	9
Section 2.7	Collective Bargaining Agreements	10
Section 2.8	Information and Consultation	10
Section 2.9	WARN	10

Article III CERTAIN BENEFIT PLAN PROVISIONS		11

Section 3.1	Health and Welfare Benefit Plans	11
Section 3.2	Cummins Pension Plan	11
Section 3.3	Retirement and Savings Plans	12
Section 3.4	U.S. OPEB Plans	13
Section 3.5	Cummins Deferred Compensation Plans	13
Section 3.6	Non-U.S. Plans	134
Section 3.7	Treatment of Certain Plans	14
Section 3.8	Chargeback of Certain Costs	14

Article IV EQUITY & INCENTIVE AWARDS		14

Section 4.1	Cummins Variable Compensation	14
Section 4.2	Treatment of Cummins Stock Options	14
Section 4.3	Treatment of Cummins Performance Shares	15
Section 4.4	Treatment of Cummins Performance Cash	16
Section 4.5	Treatment of Cummins Restricted Stock Units Held by Non-Employee Filtration Directors	16
Section 4.6	Filtration Stock Plan	17
Section 4.7	General Terms	17

Article V ADDITIONAL MATTERS		18

Section 5.1	Time-Off Benefits	18
Section 5.2	Workers’ Compensation Liabilities	18
Section 5.3	COBRA Compliance in the United States	18
Section 5.4	Retention Bonuses	18
Section 5.5	Code Section 409A	19
Section 5.6	Payroll Taxes and Reporting; IMSS Audit Liabilities	19
Section 5.7	Regulatory Filings	19
Section 5.8	Disability	20
Section 5.9	Certain Requirements	20
Section 5.10	Refundable Amounts	20

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Article VI GENERAL AND ADMINISTRATIVE		21

Section 6.1	Employer Rights	21
Section 6.2	Effect on Employment	21
Section 6.3	Consent of Third Parties	21
Section 6.4	Access to Employees	21
Section 6.5	Beneficiary Designation/Release of Information/Right to Reimbursement	21
Section 6.6	No Acceleration of Benefits	22
Section 6.7	Employee Benefits Administration	22
Section 6.8	Reverse Jurisdictions	22
Section 6.9	Data Privacy; Data Sharing Agreement	22

Article VII MISCELLANEOUS		22

Section 7.1	Entire Agreement; Construction	23
Section 7.2	Counterparts	23
Section 7.3	Survival of Agreements	23
Section 7.4	Notices	23
Section 7.5	Consents	23
Section 7.6	No Waiver	24
Section 7.7	Assignment	24
Section 7.8	Successors and Assigns	24
Section 7.9	Termination and Amendment	24
Section 7.10	No Admission of Liability	24
Section 7.11	Subsidiaries	24
Section 7.12	Third Party Beneficiaries	24
Section 7.13	Titles and Headings	25
Section 7.14	Schedules	25
Section 7.15	Governing Law	25
Section 7.16	Submission to Jurisdiction	25
Section 7.17	Waiver of Jury Trial	24
Section 7.18	Dispute Resolution	25
Section 7.19	Severability	25

Schedules

Schedule A	Data Sharing Agreement

Schedule 5.2	Workers’ Compensation Payment

Schedule 6.8	Reverse Jurisdictions

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of May 29, 2023, is entered into by and between Cummins Inc., an Indiana corporation (“Cummins”), and Atmus Filtration Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Cummins (“Filtration”). “Party” or “Parties” means Cummins or Filtration, individually or collectively, as the case may be. Capitalized terms not defined in the context of which such terms are first used in this Agreement shall have the meanings assigned to such terms in Section 1.1 or, if not assigned a meaning in Section 1.1, the meanings assigned to such terms in the Separation Agreement.

W I T N E S S E T H:

WHEREAS, Cummins, acting through its direct and indirect Subsidiaries, currently conducts the Cummins Retained Business and the Filtration Business;

WHEREAS, the Board of Directors of Cummins (the “Cummins Board”) has determined that it is appropriate, desirable and in the best interests of Cummins and its shareholders to separate Cummins into two separate, publicly traded companies, one for each of (a) the Cummins Retained Business, which shall be owned and conducted, directly or indirectly, by Cummins and its Subsidiaries, and (b) the Filtration Business, which shall be owned and conducted, directly or indirectly, by Filtration and its Subsidiaries; and

WHEREAS, pursuant to that certain Separation Agreement, dated as of May 29, 2023, by and between Cummins and Filtration (the “Separation Agreement”), the Parties have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1         General. As used in this Agreement, the following terms shall have the following meanings:

(1)            “Affected Filtration Participants” shall have the meaning set forth in Section 3.2.

(2)            “Agreement” shall have the meaning set forth in the preamble to this Agreement.

(3)            “Automatic Transfer Employees” shall mean any Filtration Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Filtration Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement. Notwithstanding the foregoing, Cummins may designate that certain Filtration Employees who would otherwise be considered Automatic Transfer Employees shall be offered employment by the GEO instead of a member of the Filtration Group, and in such event, such individuals shall cease to be considered Automatic Transfer Employees.

(4)            “Benefit Arrangement” shall mean each Benefit Plan and Benefit Policy.

(5)            “Benefit Plan” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable and whether funded or unfunded), that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(6)            “Benefit Policy” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

(7)            “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Filtration Employees, including all national or sector specific collective agreements which are applicable to Filtration Employees, in each case (a) which is in effect with Filtration or (b) which is in effect immediately prior to the date on which the applicable Filtration Employees become employed by a member of the Filtration Group, and that set forth terms and conditions of employment of Filtration Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(8)            “Cummins” shall have the meaning set forth in the preamble to this Agreement.

(9)            “Cummins Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Cummins Group.

(10)          “Cummins Board” shall have the meaning set forth in the recitals.

(11)          “Cummins Deferred Compensation Plans” shall mean (a) the Cummins Deferred Compensation Plan, and (b) the Cummins Excess Benefit Plan.

(12)          “Cummins Employee” shall mean each employee of Cummins or any of its Subsidiaries or Affiliates who does not qualify as a Filtration Employee.

(13)          “Cummins Option” shall mean an option to purchase shares of Cummins Common Stock granted pursuant to the Cummins Stock Plan.

(14)          “Cummins Pension Plan” shall mean the Cummins Pension Plan, as amended.

(15)          “Cummins Performance Cash Award” shall have the meaning set forth in Section 4.4.

(16)          “Cummins Performance Shares” shall mean an award granted pursuant to the Cummins Stock Plan that was denominated as a “Performance Share” under the terms of such plan and the related award agreement.

(17)          “Cummins Restricted Stock Unit” shall mean an award granted pursuant to the Cummins Stock Plan that was denominated as a “Restricted Stock Unit” under the terms of such plan and related award agreement.

(18)          “Cummins Retirement and Savings Plans” shall mean (a) the Cummins Retirement and Savings Plan, as amended, and (b) the Cummins Retirement and Savings Plan for Certain Collectively Bargained Employees, as amended.

(19)          “Cummins Stock Plan” shall mean the Cummins 2012 Omnibus Incentive Plan, as amended and restated.

(20)          “Cummins U.S. OPEB Plans” shall mean the plan(s) that provide post-termination health and life benefits to Cummins Employees resident in the U.S. upon termination of employment at or after retirement age in accordance with the terms thereof.

(21)          “Cummins Welfare Plans” shall mean any Welfare Plan maintained by Cummins or any member of the Cummins Group.

(22)          “Delayed Transfer Cummins Employee” shall mean any Cummins Employee whose employment is determined by Cummins to not be eligible to be transferred from a member of the Filtration Group to a member of the Cummins Group at or prior to the Effective Time as a result of (a) requirements under applicable Law, (b) participation in a long-term disability plan or similar arrangement, or (c) a delay in setting up Cummins Business operations in a particular jurisdiction sufficient to employ such Cummins Employee, including in connection with the Internal Reorganization or whose employment transfer otherwise occurs after the Effective Time in accordance with the Internal Reorganization.

(23)          “Delayed Transfer Date” shall mean the date on which it is determined by Cummins that either (a) a Delayed Transfer Filtration Employee or Delayed Transfer Cummins Employee is permitted to transfer from the Cummins Group to the Filtration Group or the GEO or from the Filtration Group to the Cummins Group, respectively, in accordance with applicable Law, or (b) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Filtration Employee by the Filtration Group or the GEO or to enable employment of the Cummins Employee by the Cummins Group, as applicable.

(24)          “Delayed Transfer Filtration Employee” shall mean any Filtration Employee whose employment is determined by Cummins to not be eligible to be transferred to a member of the Filtration Group or to the GEO at or prior to the Effective Time as a result of (a) requirements under applicable Law, (b) participation in a long-term disability plan or similar arrangement, or (c) a delay in setting up Filtration Business operations or entering into an agreement with the GEO in a particular jurisdiction sufficient to employ such Filtration Employee, including in connection with the Internal Reorganization.

(25)          “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Filtration Employees.

(26)          “Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Cummins Board or the Compensation Committee of the Cummins Board in its sole and absolute discretion for purposes of making equitable adjustments to the awards held by Filtration Employees under the Cummins Stock Plan.

(27)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(28)          “Filtration” shall have the meaning set forth in the preamble to this Agreement.

(29)          “Filtration Adjusted Performance Stock Units” shall have the meaning set forth in Section 4.3.

(30)          “Filtration Adjusted Time-Based Restricted Stock Units” shall have the meaning set forth in Section 4.3.

(31)          “Filtration Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Filtration Group.

(32)          “Filtration Deferred Compensation Plans” shall have the meaning set forth in Section 3.5(a).

(33)          “Filtration Director” shall mean a member of the Board of Directors of Filtration or any member of the board or similar governing body of any of its Subsidiaries or Affiliates.

(34)          “Filtration Employee” shall mean each individual who (a) is employed by Filtration or any of its Subsidiaries as of the date hereof, (b) becomes employed by Filtration or any of its Subsidiaries after the date hereof, or (c) is employed by Cummins or any of its Subsidiaries or Affiliates as of the date on which Cummins determines to transfer the employment of applicable individuals to Filtration or the GEO and who Cummins determines as of such date is either (i) exclusively or primarily engaged in the Filtration Business or (ii) necessary for the ongoing operation of the Filtration Business following the Effective Time, in each case, regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993 and equivalent requirements under applicable non-U.S. Law), vacation, personal day or similar short- or long-term absence.

(35)          “Filtration Restricted Stock Units of Filtration Directors” shall have the meaning set forth in Section 4.5.

(36)          “Filtration Stock Plan” shall have the meaning set forth in Section 4.6.

(37)          “Filtration Savings Plans” shall have the meaning set forth in Section 3.3(a).

(38)          “Filtration Welfare Plans” shall mean any Welfare Plan maintained by Filtration or any member of the Filtration Group.

(39)          “Former Filtration Service Provider” shall mean (a) any individual who would qualify as an Filtration Employee but whose employment with Cummins or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment would otherwise have transferred to Filtration or the GEO pursuant to this Agreement, and (b) any former employee of Cummins or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in an Filtration Former Business (i) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Filtration Group or the Cummins Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (ii) at any other time, but in such case only to the extent relating to his or her service with such Filtration Former Business.

(40)           “GEO” shall mean, collectively, one or more third-party professional employer organizations with respect to which Filtration has entered into an agreement for such entity to employ Filtration Employees in one or more countries in which the Filtration Business operates.

(41)           “GEO Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by the GEO.

(42)           “GEO Welfare Plan” shall mean any Welfare Plan maintained by the GEO.

(43)           “Non-Automatic Transfer Employees” shall mean any Filtration Employee who is not an Automatic Transfer Employee.

(44)           “Non-U.S. Plans” shall have the meaning set forth in Section 3.6.

(45)           “Party” and “Parties” shall have the meanings set forth in the preamble to this Agreement.

(46)           “Plan Transition Date” shall mean the date that is the earlier to occur of (a) the Disposition Date or (b) such date as agreed between the Parties; provided the Plan Transition Date shall not be later than the Disposition Date.

(47)           “Refundable Amounts” shall mean premium refunds or other refunds, dividends and repayments received by Cummins in connection with any Cummins Welfare Plan.

(48)           “Separation Agreement” shall have the meaning set forth in the recitals.

(49)           “Severance Period” shall have the meaning set forth in Section 2.3(c).

(50)           “Transfer Regulations” shall mean (a) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (b) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

(51)           “UAW Local 1407” shall have the meaning set forth in Section 3.2.

(52)           “U.S. Filtration Employees” shall have the meaning set forth in Section 5.2.

(53)           “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2          References; Interpretation. Unless the context otherwise requires: (a) references in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa; (b) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (c) references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules to and Exhibits to, this Agreement; (d) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; (e) the word “or” when used in this Agreement shall not be exclusive; (f) references in this Agreement to “days” means calendar days unless Business Days are expressly specified; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; and (h) references in this Agreement to any Person includes such Person’s permitted successors and permitted assigns. Unless the context otherwise requires, references in this Agreement to “Cummins” shall also be deemed to refer to the applicable member of the Cummins Group, references to “Filtration” shall also be deemed to refer to the applicable member of the Filtration Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Cummins or Filtration shall be deemed to require Cummins or Filtration, as the case may be, to cause the applicable members of the Cummins Group or the Filtration Group (and including the GEO), respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever Cummins’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by Cummins at its discretion, and whenever any action hereunder is at Cummins’s discretion, such action shall be at Cummins’s discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II
GENERAL PRINCIPLES

Section 2.1         Nature of Liabilities. All Liabilities assumed or retained by a member of the Cummins Group under this Agreement shall be Cummins Retained Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the Filtration Group (or assumed, retained or allocable to the GEO) under this Agreement shall be Filtration Liabilities for purposes of the Separation Agreement.

Section 2.2         Transfers of Employees Generally.

(a)        Subject to the requirements of applicable Law and any applicable Collective Bargaining Agreement, through and until immediately before the Effective Time, Cummins shall use its commercially reasonable efforts to (i) cause the employment of any Filtration Employee who is not already employed by a member of the Filtration Group to be transferred to a member of the Filtration Group or to the GEO, as determined by Cummins in its discretion; (ii) cause the employment of any Cummins Employee who is employed by a member of the Filtration Group to be transferred to a member of the Cummins Group; and (iii) cause the employment of any Filtration Employee who is already employed by a member of the Filtration Group to be transferred to the GEO, as determined by Cummins in its discretion.

(b)       Cummins shall use its commercially reasonable efforts to cause each Automatic Transfer Employee to be employed by a member of the Filtration Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Filtration agrees to take all actions reasonably necessary to cause the Filtration Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the Filtration Group as permitted under applicable Law and consequently does not become an employee of the Filtration Group and is terminated by Cummins as a result, then Filtration shall reimburse Cummins in accordance with Section 2.3(c) for any severance or termination costs incurred by Cummins in connection with such termination of employment.

(c)        With respect to each Non-Automatic Transfer Employee, either Filtration or the GEO shall make a qualifying offer of employment in accordance with Section 2.4 to each such individual prior to the Effective Time to become employed by a member of the Filtration Group or the GEO, as determined by Cummins in its discretion, to be effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable. If Filtration or the GEO fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee and such Non-Automatic Transfer Employee does not become employed by Filtration or the GEO and is terminated by Cummins as a result, then Filtration shall reimburse Cummins in accordance with Section 2.3(c) for any severance or termination costs incurred by Cummins in connection with such termination of employment.

(d)       The Cummins Group and the Filtration Group agree to execute, and to use commercially reasonable efforts to cause the GEO to execute, and to seek to have the applicable Filtration Employees and Cummins Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3         Assumption and Retention of Liabilities Generally.

(a)        Except as otherwise provided in this Agreement (including Section 5.2 and 5.6(b) hereof), in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Cummins shall, or shall cause one or more members of the Cummins Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Cummins Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Cummins Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Cummins Group under this Agreement.

(b)       Except as otherwise provided in this Agreement (including Section 5.2 and 5.6(b) hereof), or a Conveyancing and Assumption Instrument, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Filtration shall, or shall cause one or more members of the Filtration Group or the GEO to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Filtration Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Filtration Employees and Former Filtration Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Filtration Group under this Agreement.

(c)        The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement or a Conveyancing and Assumption Instrument, the responsibility of the other Party or any of its Affiliates. Notwithstanding anything to the contrary in this Section 2.3, none of Filtration, any member of the Filtration Group, or the GEO shall be liable for (or shall have any obligation to reimburse Cummins for) any repayment obligation of a Filtration Employee pursuant to a written agreement entered into by the Filtration Employee with Cummins or a member of the Cummins Group. Notwithstanding anything to the contrary in this Agreement, with respect to any severance or termination costs incurred by Cummins pursuant to Section 2.2(b) or Section 2.2(c) during the period (the “Severance Period”) ending sixty (60) days after the later of the Disposition Date or the applicable employee's Delayed Transfer Date, Cummins shall pay all such severance and termination costs (and Filtration shall reimburse Cummins for 50% of such severance and termination costs) until such time as Cummins has been allocated or paid (and not been reimbursed for) $500,000 of such severance or termination costs. Once either (i) Cummins has been allocated or paid (and not been reimbursed for) $500,000 of severance and termination costs under Section 2.2(b) and Section 2.2(c) or (ii) the Severance Period ends, all severance and termination costs incurred by Cummins pursuant to Section 2.2(b) or Section 2.2(c) shall be reimbursed by Filtration under the first sentence of this Section 2.3(c), and Filtration shall be solely responsible for such severance and termination costs.

(d)       Notwithstanding that a Delayed Transfer Filtration Employee or Delayed Transfer Cummins Employee shall not become employed by a member of the Filtration Group or the GEO or by a member of the Cummins Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) such Delayed Transfer Filtration Employee may perform services for Filtration or the GEO pursuant to the Transition Services Agreement or any other Ancillary Agreement, or such Delayed Transfer Cummins Employee may perform services for Cummins pursuant to the Transition Services Agreement or any other Ancillary Agreement, in order to permit the recipient of such services to operate its business; (ii) Filtration or Cummins shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by Cummins or Filtration (including the GEO), respectively, with regard to each such Delayed Transfer Filtration Employee or Delayed Transfer Cummins Employee from the Effective Time to the Delayed Transfer Date applicable to such employee except that Filtration shall not be responsible for any repayment obligation of a Delayed Transfer Filtration Employee pursuant to a written agreement entered into by the Filtration Employee with Cummins or a member of the Cummins Group; and (ii) the Parties shall use commercially reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Filtration Employees and Delayed Transfer Cummins Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e)        Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Filtration shall, or shall cause one or more members of the Filtration Group or the GEO to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to Filtration, the GEO, or a member of the Filtration Group or included on a combined balance sheet of the Filtration Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4         Treatment of Compensation and Benefit Arrangements; Terms of Employment. Except as otherwise (a) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, or (b) expressly provided for in this Agreement or any Conveyancing and Assumption Instrument, for a period of twelve (12) months following the Effective Time (or if shorter, during the period of employment), Filtration shall, or shall cause a member of the Filtration Group or the GEO to provide or cause to be provided to each Filtration Employee who is employed as of the Effective Time a base salary or hourly wage rate, as applicable, a cash incentive or sales commission opportunity, and health, welfare and retirement benefits that are substantially similar, in the aggregate, to those provided to such Filtration Employee immediately prior to the Effective Time (without regard to any post-employment health and life benefits, defined benefit pension plan accruals, employee stock purchase plan benefits or key employee stock ownership plan benefits for Filtration Employees based in the United States). Notwithstanding the foregoing and except as otherwise set forth in Article IV, nothing contained in this Agreement shall require Filtration to make any grants of equity awards relating to shares of Filtration Common Stock to Filtration Employees following the Effective Time.

Section 2.5         Participation in Cummins Benefit Arrangements. Except as otherwise provided in this Agreement, effective no later than the Plan Transition Date, (a) Filtration and each member of the Filtration Group, to the extent applicable, shall cease to be a participating company in any Cummins Benefit Arrangement, and (b) each Filtration Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Cummins Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Cummins Group pursuant to this Agreement).

Section 2.6         Service Recognition.

(a)        From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Filtration shall, and shall cause each member of the Filtration Group or the GEO to, give each Filtration Employee who is employed as of the Effective Time or the Filtration Employee's Delayed Transfer Date full credit for purposes of eligibility, vesting, and determination of level of benefits under any Filtration Benefit Arrangement or GEO Benefit Arrangement for such Filtration Employee’s prior service with any member of the Cummins Group or Filtration Group or any predecessor thereto, to the same extent such service was recognized by the applicable Cummins Benefit Arrangement; provided, however, that such service shall not be recognized to the extent it would result in the duplication of benefits.

(b)       Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date: (i) Filtration shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Filtration Employee under any Filtration Welfare Plan or GEO Welfare Plan in which Filtration Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Cummins Welfare Plan; and (ii) Filtration shall provide or cause each Filtration Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Filtration Employees become eligible to participate in the Filtration Welfare Plans or GEO Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7         Collective Bargaining Agreements.

(a)        Notwithstanding anything in this Agreement to the contrary, Cummins and Filtration shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Filtration, a member of the Filtration Group or the GEO to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case, including obligations that arise in respect of the period both before and after the date of employment by the Filtration Group or the GEO) in respect of any Filtration Employees and any Employee Representatives.

(b)        Effective no later than the Effective Time, Filtration shall, or shall cause a member of the Filtration Group or the GEO to, continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case, including obligations that arise in respect of the period both before and after the date of a Filtration Employee’s employment by the Filtration Group or the GEO) that are applicable to any Filtration Employee.

(c)        Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Cummins Group or the Filtration Group to any Employee Representative or any other Person as described in such Collective Bargaining Agreement.

Section 2.8         Information and Consultation. The Parties shall comply with all requirements and obligations (if any) to inform, consult or otherwise notify any Filtration Employees, Cummins Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.9         WARN. Notwithstanding any provision of this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement or the Separation Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

Article III
CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1         Health and Welfare Benefit Plans.

(a)        (i) Effective on or immediately prior to the Plan Transition Date, the participation of each Filtration Employee who is a participant in a Cummins Welfare Plan shall automatically cease and (ii) subject to and in accordance with Section 2.4, Filtration shall use commercially reasonable efforts or shall cause a member of the Filtration Group or the GEO to use commercially reasonable efforts (A) to have in effect on the Plan Transition Date, Filtration Welfare Plans or GEO Welfare Plans providing health and welfare benefits for the benefit of each Filtration Employee; and (B) effective on and after the date of cessation described in clause (i) above, to perform, pay and discharge all claims of Filtration Employees or Former Filtration Service Providers (excepting any claims of any Filtration Employees or Former Filtration Service Providers under a Cummins U.S. OPEB Plan), including any claims incurred under any Cummins Welfare Plan on or prior to the date on which such Filtration Welfare Plans or GEO Welfare Plans become effective, that remain unpaid as of the date on which such Filtration Welfare Plans or GEO Welfare Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date; provided that the foregoing shall not apply to any claims that are the obligation of an insurance carrier.

(b)       Filtration shall reimburse the applicable Cummins Welfare Plan for any claims related to Filtration Employees or Former Filtration Service Providers paid by a Cummins Welfare Plan (whether prior to or after the Effective Time) and not charged back to the applicable member of the Filtration Group prior to the Plan Transition Date.

(c)        Notwithstanding any provision of this Section 3.1 to the contrary, Filtration Employees will continue to be considered to be “participants” in any Cummins Welfare Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of any grace period or claims run-out period (in either case, solely as provided under the terms of such Cummins Welfare Plans) following the Plan Transition Date; provided that such Filtration Employees (i) will be considered to be participants solely for purposes of utilizing such grace period or claims run-out period; (ii) will not be allowed to make any deferral or contribution elections under such Cummins Welfare Plans following the Plan Transition Date; and (iii) will cease to be participants in such Cummins Welfare Plans upon the expiration of any grace period or claims run-out period.

Section 3.2         Cummins Pension Plan.

(a)        Filtration Employees (including new hires) who are eligible to participate in the Cummins Pension Plan per its terms shall continue to participate in the Cummins Pension Plan in accordance with its terms between the Effective Time and the Plan Transition Date. Cummins shall retain all Assets and Liabilities relating to the Cummins Pension Plan, including Liabilities in respect of pension benefits accrued thereunder by each Filtration Employee and Former Filtration Service Provider, and no Assets or Liabilities of the Cummins Pension Plan shall be transferred to a retirement plan maintained by any member of the Filtration Group. In addition, Cummins shall cause the Cummins Pension Plan to be amended, subject to and contingent upon the separation of the Cummins Retained Business and the Filtration Business to: (i) as of the Disposition Date, fully vest the accrued benefits under the Cummins Pension Plan of those certain Filtration Employees (x) who are participants in the Cummins Pension Plan, (y) who are active employees of Cummins, Filtration, or their respective Subsidiaries or Affiliates as of the Disposition Date, and (z) who become or remain employees of Filtration or its Subsidiaries or Affiliates following the Disposition Date as a direct result of the separation of the Cummins Retained Business and the Filtration Business (such employees, the “Affected Filtration Participants”); (ii) provide that any Affected Filtration Participant who participates in Appendix 11 of the Cummins Pension Plan and who is represented in bargaining by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, Local 1407 (“UAW Local 1407”) may elect early commencement of his or her accrued benefit without reduction for early retirement, provided distribution of such benefit is on or after the Disposition Date; and (iii) provide that any Affected Filtration Participant who participates in Appendix 1 of the Cummins Pension Plan and who is represented in bargaining by UAW Local 1407 will accrue interest at the crediting rate applicable to active employees for each month during which such Affected Filtration Participant is entitled to an interest credit under the terms of the Cummins Pension Plan after the Disposition Date. Filtration shall provide all information relating to Filtration Employees requested at any time by Cummins in order to administer the Cummins Pension Plan with respect to the Filtration Employees participating in such plan.

Section 3.3         Retirement and Savings Plans.

(a)        Effective no later than the Plan Transition Date and subject to the terms of any applicable Collective Bargaining Agreement, Cummins shall cause a member of the Filtration Group to adopt, establish, maintain or become a participating employer in a defined contribution savings plan and a trust that satisfies the requirements of Sections 401(a) and 401(k) of the Code and that is designed to be tax exempt under Section 501 of the Code in which each Filtration Employee who participated in a Cummins Retirement and Savings Plan immediately prior thereto shall be eligible to participate (the “Filtration Savings Plan”). Employer contributions under the Filtration Savings Plan shall be immediately fully vested. In addition, Filtration shall make any contributions and provide any additional benefits under the Filtration Savings Plan that are required to be provided pursuant to the terms of any applicable Collective Bargaining Agreement or pursuant to Section 2.4. As soon as practicable after the adoption of the Filtration Savings Plan, Filtration shall submit an application to the IRS for a determination that the Filtration Savings Plan is tax-qualified under Code Section 401(a) and that the related trust is exempt from federal income tax under Code Section 501(a) and shall take any actions and make any amendments necessary to receive such determination letter, unless such Filtration Savings Plan is based on a prototype plan document that has received a favorable IRS opinion letter or is a pooled employer plan which has received a favorable IRS determination letter. Except as otherwise provided in Section 3.3(b) below, the Cummins Retirement and Savings Plans shall retain all Assets and Liabilities relating to the Cummins Retirement and Savings Plan accounts of each Filtration Employee and Former Filtration Service Provider, and the Parties shall not effectuate a transfer of Assets or Liabilities from the Cummins Retirement and Savings Plans to the Filtration Savings Plan. Filtration shall be responsible for all Assets and Liabilities relating to the Filtration Savings Plan.

(b)       The active participation of each Filtration Employee or Former Filtration Service Provider who is a participant in a Cummins Retirement and Savings Plan shall cease effective upon the date on which such Filtration Employee or Former Filtration Service Provider is no longer employed by an “Employer” as defined under the terms of such Cummins Retirement and Savings Plan, including the date on which Filtration and its Subsidiaries cease to be part of the same controlled group as Cummins as determined under Code Section 414. Such Filtration Employee or Former Filtration Service Provider shall be entitled to elect a distribution of their vested Cummins Retirement and Savings Plan account balances pursuant to the terms thereof. Each Filtration Employee shall be permitted to roll over any “eligible rollover distribution” within the meaning of Code Section 402(c)(4) (but not including any in-kind distributions of Cummins or Filtration stock) from the applicable Cummins Retirement and Savings Plan to the Filtration Savings Plan, subject to the terms of the Filtration Savings Plan.

(c)        Subject to Sections 2.4 and 2.7 and the terms of any applicable Collective Bargaining Agreement, nothing contained in this Agreement shall alter in any way the right of (1) Filtration subsequent to the Disposition Date, to amend or terminate the Filtration Savings Plan in accordance with its respective terms and applicable Law or (2) Cummins prior to or subsequent to the Effective Time, to amend or terminate the Cummins Retirement and Savings Plans in accordance with the terms thereof and applicable Law.

Section 3.4         U.S. OPEB Plans.

(a)        Cummins shall amend the Cummins U.S. OPEB Plans to provide that Filtration Employees who, as of the Plan Transition Date, upon a continuation of service with Cummins would otherwise become eligible for benefits under the Cummins U.S. OPEB Plans upon retirement, shall remain eligible from and after the Plan Transition Date under the Cummins U.S. OPEB Plans. Cummins shall retain all Assets and Liabilities relating to the Cummins U.S. OPEB Plans, including Liabilities in respect of benefits for which each Filtration Employee and Former Filtration Service Provider may be eligible, and no Assets or Liabilities of the Cummins U.S. OPEB Plans shall be transferred to any post-termination health and life benefit plan maintained by any member of the Filtration Group. Cummins shall pay any benefits under the Cummins U.S. OPEB Plans to any vested Filtration Employee upon retirement thereunder in accordance with the terms of the Cummins U.S. OPEB Plans.

Section 3.5         Cummins Deferred Compensation Plans.

(a)        Effective as of the Effective Time, the active participation of each Filtration Employee or Filtration Director who is a participant in one of the Cummins Deferred Compensation Plans shall cease, and effective no later than the date of such cessation, Filtration shall or shall cause a member of the Filtration Group to have in effect one or more non-qualified deferred compensation plans for the benefit of each Filtration Employee or Filtration Director (the “Filtration Deferred Compensation Plans”) with terms that are substantially similar to those provided to the applicable Filtration Employee or Filtration Director under the applicable Cummins Deferred Compensation Plan immediately prior to the date on which the substantially similar Filtration Deferred Compensation Plan becomes effective. Effective as of the Effective Time, (i) each Filtration Employee and Filtration Director who is a participant in an applicable Cummins Deferred Compensation Plan shall become a participant in the substantially similar Filtration Deferred Compensation Plan, and (ii) Filtration shall fully perform, pay and discharge all obligations of the Cummins Deferred Compensation Plans relating to the accounts of the Filtration Employees and Filtration Directors transferred to the Filtration Deferred Compensation Plans.

(b)        Cummins shall retain (i) all Assets relating to any non-qualified deferred compensation plan maintained by it, including the Cummins Deferred Compensation Plans (including any Assets relating to corporate owned life insurance policies covering the lives of Filtration Employees, Filtration Directors and Former Filtration Service Providers) and (ii) all Liabilities in respect of all non-qualified deferred compensation plans maintained by it, other than Liabilities attributable to Filtration Employees and Filtration Directors under the Cummins Deferred Compensation Plans and (iii) Cummins shall transfer cash or cash equivalents equal to the Liabilities assumed by Filtration under clause (ii) to Filtration.

Section 3.6         Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary (except as set forth in Section 3.7), the treatment of each Cummins Benefit Arrangement, Filtration Benefit Arrangement and GEO Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that, if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed by the Parties, (i) Filtration or the GEO shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Filtration Employees, and Former Filtration Service Providers, whenever incurred, (ii) Cummins shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Cummins Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to Filtration .

Section 3.7         Treatment of Certain Plans. Notwithstanding any provision of this Agreement or any Conveyancing and Assumption Instrument to the contrary, with respect to any Cummins Benefit Arrangement, Filtration Benefit Arrangement or GEO Benefit Arrangement that covers primarily Filtration Employees and Former Filtration Service Providers, effective no later than the Effective Time, Filtration shall become solely liable to fully perform, pay and discharge all obligations of such arrangements, whenever incurred.

Section 3.8         Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Cummins’s ability to charge back any Liabilities that it incurs in respect of any Cummins Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, Cummins shall allocate and charge back to Filtration or a member of the Filtration Group all Liabilities that Cummins recognizes by reason of the continued participation of Filtration Employees and Former Filtration Service Providers in Cummins Benefit Arrangements prior to the Plan Transition Date (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement but solely to the extent provided in Section 2.3(c)).

Article IV
EQUITY & INCENTIVE AWARDS

Section 4.1         Cummins Variable Compensation. For the Cummins annual variable compensation plan, the level of achievement of the applicable performance goals for each Filtration Employee for calendar 2022 shall be determined under the plan in accordance with its terms and shall be paid to such Filtration Employee at the time when annual variable cash incentives are typically paid in calendar year 2023. Filtration shall also establish a Filtration annual variable compensation plan for calendar year 2023 and thereafter, which plan for calendar 2023 shall be substantially similar to the Cummins annual variable compensation plan, except for the performance goals. Filtration shall provide that each Filtration Employee who immediately prior to the Effective Time was a participant in the Cummins annual variable compensation plan shall be eligible to participate under the Filtration annual variable compensation plan for calendar year 2023.

Section 4.2         Treatment of Cummins Stock Options. Each Cummins Option that is outstanding immediately prior to the Effective Date and that is held by a Filtration Employee who continues in employment through the Effective Date, whether vested or unvested, shall be amended, effective as of the Effective Date, to provide that (a) the Cummins Option shall be vested in full as of the Effective Date, and (b) each Filtration Employee shall be entitled, upon termination of employment from Cummins and its Subsidiaries and Affiliates (which shall occur upon the earlier of a termination from Filtration or the Disposition Date), to exercise their Cummins Option until the earlier of five (5) years following such termination or the original expiration date of the Cummins Option. Except as provided herein, each such Cummins Option shall continue to have, and be subject to, the terms of the award agreement applicable to such Cummins Option and the Cummins Stock Plan, including but not limited to the ability to exercise such Cummins Options for Cummins Common Stock.

Section 4.3         Treatment of Cummins Performance Shares. Each Cummins Performance Share that is outstanding immediately prior to the Effective Date and that is held by a Filtration Employee who continues in employment through the Effective Date, whether vested or unvested, shall be treated as follows, except to the extent the Parties otherwise agree with respect to one of more Cummins Performance Share awards: The 2020-2022 Cummins Performance Shares (awards with a performance period ending in 2022 and settlement in 2023) shall continue to be subject to all of the existing terms and conditions of the award governing such Cummins Performance Shares and the Cummins Stock Plan, including but not limited to the issuance of Cummins Common Stock in settlement thereof if so provided by the award. The level of actual achievement of the performance-based vesting conditions applicable to the 2021-2023 Cummins Performance Shares (awards with a performance period ending in 2023 and settlement in 2024) and the 2022-2024 Cummins Performance Shares (awards with a performance period ending in 2024 and settlement in 2025) shall be measured as of immediately before the Effective Date (subject to any adjustments to the performance goals as may be approved by the Compensation Committee of the Cummins Board of Directors to reflect the truncated performance periods), and the number of Cummins Performance Shares that are earned based on the level of achievement of such performance as certified by the Compensation Committee of the Cummins Board of Directors, shall be pro-rated by multiplying such number of 2021-2023 Cummins Performance Shares by a fraction, the numerator of which is the number of days elapsed from January 1, 2021 through (and including) the day before the Effective Date and the denominator of which is 1,095, and by multiplying such number of 2022-2024 Cummins Performance Shares by a fraction, the numerator of which is the number of days elapsed from January 1, 2022 through (and including) the day before the Effective Date and the denominator of which is 1,095, and such resulting number of Cummins Performance Shares that are earned shall be assumed and converted by Filtration immediately after the Effective Date into restricted stock units denominated in shares of Filtration Common Stock which shall be subject to vesting solely based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Cummins Performance Shares immediately prior to the Effective Date (the “Filtration Adjusted Time-Based Restricted Stock Units”). The remaining pro-rata portion of such 2021-2023 Cummins Performance Shares and of such 2022-2024 Cummins Performance Shares shall be assumed and converted into Filtration Adjusted Time-Based Restricted Stock Units (weighted 30%) and performance share units (weighted 70%) denominated in shares of Filtration Common Stock (the “Filtration Adjusted Performance Stock Units”). The Filtration Adjusted Performance Stock Units shall be subject to vesting based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Cummins Performance Shares immediately prior to the Effective Date and the achievement of one or more performance goals that relate to Filtration as established by the compensation committee of the Filtration board of directors for the remainder of the relevant performance period that applies to the corresponding Cummins Performance Shares immediately prior to the Effective Date.

Each grant of Filtration Adjusted Time-Based Restricted Stock Units and Filtration Adjusted Performance Stock Units shall relate to that number of shares of Filtration Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.7) equal to the product of (x) the number of shares of Cummins Common Stock that were subject to the corresponding pro rata portion of the Cummins Performance Share award immediately prior to the Effective Date, as adjusted as described hereinabove, multiplied by (y) the Equity Award Adjustment Ratio.

Section 4.4         Treatment of Cummins Performance Cash. Each Cummins performance cash award (“Cummins Performance Cash Award”) that is outstanding immediately prior to the Effective Date under the Cummins Stock Plan and that is held by a Filtration Employee who continues in employment through the Effective Date, whether vested or unvested, shall be treated as follows, except to the extent the Parties otherwise agree with respect to one or more Cummins Performance Cash Awards: The 2020-2022 Cummins Performance Cash Awards (awards with a performance period ending in 2022 and payment in 2023) shall continue to be subject to all the existing terms and conditions of the award governing such Cummins Performance Cash Award and the Cummins Stock Plan, except as modified as determined in the sole discretion of the Compensation Committee of the Cummins Board of Directors prior to the payment therefor. The level of actual achievement of the performance-based vesting conditions of the 2021-2023 Cummins Performance Cash Awards (awards with a performance period ending in 2023 and payment in 2024) and the 2022-2024 Cummins Performance Cash Awards (awards with a performance period ending in 2024 and payment in 2025) shall be measured as of immediately before the Effective Date (subject to any adjustments to the performance goals as may be approved by the Compensation Committee of the Cummins Board of Directors to reflect the truncated performance period), and the amount of Cummins Performance Cash Award that is earned based on the level of achievement of such performance as certified by the Compensation Committee of the Cummins Board of Directors, shall be pro-rated by multiplying such amount of 2021-2023 Cummins Performance Cash Award by a fraction, the numerator of which is the number of days elapsed from January 1, 2021 through (and including) the day before the Effective Date and the denominator of which is 1,095, and by multiplying such amount of 2022-2024 Cummins Performance Cash Award by a fraction, the numerator of which is the number of days elapsed from January 1, 2022 through (and including) the day before the Effective Date which shall be paid by Filtration to such Filtration Employee at the time when the Cummins Performance Cash Award is typically paid in calendar year 2024 or, with respect to 2022-2024 Cummins Performance Cash Awards, 2025, subject to the satisfaction of any other conditions (unrelated to performance) that apply to the corresponding Cummins Performance Cash Award immediately prior to the Effective Date. The remaining pro-rata portion of such 2021-2023 Cummins Performance Cash Award and of such 2022-2024 Cummins Performance Cash Award shall be assumed and converted by Filtration immediately after the Effective Date into restricted stock units (weighted 30%) and performance stock units (weighted 70%) in each case, denominated in shares of Filtration Common Stock, which shall be subject to vesting based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Cummins Performance Cash Awards immediately prior to the Effective Date, and in the case of the performance stock units, the achievement of one or more performance goals that relate to Filtration, as established by the compensation committee of the Filtration board of directors for the remainder of the relevant performance period that applies to the corresponding Cummins Performance Cash Awards immediately prior to the Effective Date. The compensation committee of the Filtration board of directors will determine the manner of converting the remaining pro-rata portion of such 2021-2023 Cummins Performance Cash Awards and such 2022-2024 Cummins Performance Cash Awards into a number of Filtration stock units.

Section 4.5         Treatment of Cummins Restricted Stock Units Held by Non-Employee Filtration Directors. Each Cummins Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a non-employee Filtration Director who continues in service through the Effective Time, whether vested or unvested, shall be treated as follows, except to the extent the Parties otherwise agree with respect to one of more of such Cummins Restricted Stock Unit awards: At the Effective Time, Filtration shall assume all of the Cummins Restricted Stock Units and shall convert them into restricted stock unit awards with respect to Filtration Common Stock (the “Filtration Restricted Stock Units of Filtration Directors”) which shall be subject to vesting based upon the satisfaction of any applicable continued service requirements that apply to the corresponding Cummins Restricted Stock Units immediately prior to the Effective Date. Each grant of Filtration Restricted Stock Units of Filtration Directors shall relate to that number of shares of Filtration Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.7) equal to the product of (x) the number of shares of Cummins Common Stock that were subject to the corresponding Cummins Restricted Stock Unit award immediately prior to the Effective Date multiplied by (y) the Equity Award Adjustment Ratio.

Section 4.6         Filtration Stock Plan. Effective as of the Effective Time, Filtration shall have adopted the Filtration 2022 Omnibus Incentive Plan (the “Filtration Stock Plan”), which shall permit the grant and issuance of equity incentive awards denominated in Filtration Common Stock pursuant to this Article IV and subject to Section 7.5(b) of the Separation Agreement.

Section 4.7         General Terms. All of the adjustments described in this Article IV shall be effected in accordance with Section 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, (i) if, with respect to any Filtration Employee located outside of the United States, the treatment set forth in this Article IV would (A) cause adverse Tax consequences to such Filtration Employee, then the Parties shall use their commercially reasonable efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences, to the extent practicable; or (B)  would not conform with applicable non-U.S. Laws or require Filtration to obtain approval from any tax or regulatory authorities, then such provisions may be modified to the extent necessary to conform with such non-U.S. Laws and/or eliminate the need for tax or regulatory authority approval in such manner as is equitable and to preserve the intent hereof, as determined by the Parties in good faith, and (ii) the provisions of this Article IV may be modified by the Parties to the extent necessary to avoid undue cost or administrative burden arising out of the application of this Article IV to awards subject to non-U.S. Laws.

(a)        The Parties shall use their commercially reasonable efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(b)        The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Article V
ADDITIONAL MATTERS

Section 5.1         Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, Filtration shall (a) credit, or cause a member of the Filtration Group or the GEO to credit, each Filtration Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Filtration Employee had with the Cummins Group as of immediately before the date on which the employment of the Filtration Employee transfers to Filtration or the GEO, and (b) permit each such Filtration Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Filtration Employee would have been so permitted under the terms and conditions of the applicable Cummins policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred accrued but unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Cummins policies in effect for that year in which the transfer of employment occurs); provided that, if the GEO does not agree thereto with respect to any Filtration Employee that becomes employed by the GEO, then Cummins shall pay such Filtration Employee the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Filtration Employee had with the Cummins Group as of immediately before the date on which the employment of the Filtration Employee is terminated to the extent required by policy or applicable Law, and then Filtration shall reimburse Cummins in accordance with Section 2.3(c) for any such costs incurred by Cummins.

Section 5.2         Workers’ Compensation Liabilities. Effective no later than the Effective Time, Cummins shall assume, or shall cause a member of the Cummins Group to assume, all Liabilities for U.S. Filtration Employees related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, incurred on or before December 1, 2022 (including claims incurred prior to December 1, 2022 but not reported until after December 1, 2022), and Cummins shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. “U.S. Filtration Employees” means those individuals whose principal place of employment is or was in the U.S. In consideration for the foregoing assumption and retention of Liabilities, Filtration shall pay Cummins a lump sum amount payable as described on Schedule 5.2. Filtration shall assume, or cause a member of the Filtration Group or the GEO to assume, all Liabilities for U.S. Filtration Employees related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, incurred after December 1, 2022, and all Liabilities for any non-U.S. Filtration Employees and Former non-U.S. Filtration Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, incurred at any time and shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.

Section 5.3         COBRA Compliance in the United States. Filtration shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Filtration Welfare Plans with respect to Filtration Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Filtration Welfare Plans at any time after the Effective Time.

Section 5.4         Retention Bonuses. Any retention bonuses payable to any Filtration Employees that relate to the transactions contemplated by the Separation Agreement and become payable after the Effective Time shall be assumed by Filtration as of the Effective Time and Filtration shall pay all amounts payable thereunder to the applicable Filtration Employees in accordance with the terms thereof.

Section 5.5         Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.6         Payroll Taxes and Reporting; IMSS Audit Liabilities.

(a)        The Parties shall, to the extent practicable, (a) treat Filtration or a member of the Filtration Group as a “successor employer” and Cummins (or the appropriate member of the Cummins Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Filtration Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (b) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Filtration Employee for the calendar year in which the Effective Time occurs.

(b)        Notwithstanding anything to the contrary herein, the Tax Matters Agreement or any Ancillary Agreement, effective no later than the Effective Time, Cummins shall assume, or shall cause a member of the Cummins Group to assume, all Liabilities for fiscal year 2018 through May 31, 2023, related to an IMSS Audit and Cummins shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities, including surcharges and fines as well as the posting of any bond required by IMSS. Filtration shall assume, or cause a member of the Filtration Group or the GEO to assume, all Liabilities related to Mexican social security obligations and other employment taxes for Mexico Filtration Employees related to any fiscal year prior to fiscal year 2018, or for any period beginning June 1, 2023, and all Liabilities for any non-Mexico Filtration Employees and Former non-Mexico Filtration Service Providers related to any employment taxes, incurred at any time and shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.

(i)            “IMSS” means the Mexican Institute of Social Security (Instituto Mexicano Del Seguro Social).

(ii)           “IMSS Audit” means any audit conducted by the IMSS of Cummins Grupo Industrial, S. de R.L. de C.V.’s (“CGI”) fiscal year 2018 through fiscal year 2023 regarding CGI’s compliance with the obligations related to (i) the determination of the base quotation salary for the payment of social security contributions and (ii) the determination and payment of the premium for professional risk insurance, in each case with respect to for CGI’s Mexico Filtration Employees, in accordance with applicable Law.

(iii)          “Mexico Filtration Employees” means those Filtration Employees whose principal place of employment is or was in Mexico.

Section 5.7         Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Cummins shall retain responsibility for all employee-related regulatory filings for reporting periods after the Disposition Date, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Cummins shall provide data and information (to the extent permitted by applicable Laws) to Filtration, which shall be responsible for making such filings in respect of Filtration Employees.

Section 5.8         Disability.

(a)        If any Filtration Employee is, as of the day immediately preceding the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Cummins Welfare Plan, such Filtration Employee’s rights to continued short-term disability benefits (a) will end under any Cummins Welfare Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a Filtration Welfare Plan or GEO Welfare Plan from and after the Plan Transition Date, and the remainder (if any) of such Filtration Employee’s short-term disability benefits will be paid by a Filtration Welfare Plan or a GEO Welfare Plan. In the event that any Filtration Employee described above shall have any dispute with the short-term disability benefits they are receiving under a Filtration Welfare Plan or a GEO Welfare Plan, any and all appeal rights of such employees shall be realized through the Filtration Welfare Plan or the GEO Welfare Plan, as applicable (and any appeal rights such Filtration Employee may have under any Cummins Welfare Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date).

(b)        If any Filtration Employee is, as of the day immediately preceding the Plan Transition Date, receiving payments as part of any long-term disability program that is part of a Cummins Welfare Plan, such Filtration Employee’s right to continued long-term disability benefits will continue to be provided by the Cummins Welfare Plan following the Plan Transition Date until such benefits end in accordance with the terms of such plan. In addition, if the obligation to provide long-term disability benefits for any Filtration Employee who, as of the Plan Transition Date, has incurred a disability but is not yet eligible for long-term disability benefits under the Cummins Welfare Plan is not assumed by the insurance carrier that will provide long-term disability benefits for Filtration Employees upon the Plan Transition Date, then Cummins shall continue to be liable to provide long-term disability benefits to such Filtration Employee from and after the Plan Transition Date until such benefits end in accordance with the terms of such plan.

(c)        For any Former Filtration Service Provider who is, as of the day immediately preceding the Plan Transition Date, receiving payments as part of any long-term disability program that is part of a Cummins Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent such Former Filtration Service Provider may have any “return to work” rights under the terms of such Cummins Welfare Plan, such Former Filtration Service Provider’s eligibility for re-employment shall be with Filtration or a member of the Filtration Group or the GEO, subject to availability of a suitable position (with such availability to be determined in the sole discretion of Filtration or the applicable member of the Filtration Group or the GEO); provided, however, that, notwithstanding the foregoing, no Former Filtration Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Effective Time.

Section 5.9         Certain Requirements. Notwithstanding any provision of this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any Assets or Liabilities be retained by the Cummins Group or transferred to or assumed by the Filtration Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 5.10       Refundable Amounts. Any Refundable Amount paid to Cummins or any member of the Cummins Group shall be an Asset of Cummins except that if the original cost to which such Refundable Amount relates was initially charged to the Filtration Business, then such Refundable Amount shall be shared with Filtration in the same proportion as the cost was initially charged to the Filtration Business. Similarly, if any amount remains to be charged, such amount shall be charged to Cummins and Filtration in the same proportions as the original cost was charged to the Parties.

Article VI
GENERAL AND ADMINISTRATIVE

Section 6.1         Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Cummins Benefit Arrangement or Filtration Benefit Arrangement or to prohibit any member of the Cummins Group or Filtration Group, as the case may be, from amending, modifying or terminating any Cummins Benefit Arrangement or Filtration Benefit Arrangement at any time within its sole discretion.

Section 6.2         Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Cummins, Filtration , any of their respective Affiliates or the GEO any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3         Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4         Access to Employees. On and after the Effective Time, Cummins and Filtration shall, or shall cause each of their respective Affiliates or the GEO to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Cummins and Filtration ) to which any employee or director of the Cummins Group or the Filtration Group or any Cummins Benefit Arrangement or Filtration Benefit Arrangement is a party and which relates to a Cummins Benefit Arrangement or Filtration Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5         Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Filtration Employees under Cummins Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Filtration Benefit Arrangements or GEO Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Filtration Employee.

Section 6.6         No Acceleration of Benefits. Except as otherwise expressly provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Filtration Employee or other former, current or future employee of the Cummins Group or Filtration Group under any Benefit Arrangement of the Cummins Group or Filtration Group or the GEO.

Section 6.7         Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Filtration Employees, Former Filtration Service Providers and employees and other service providers of Cummins, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

Section 6.8         Reverse Jurisdictions. Notwithstanding anything in this Agreement to the contrary, with the exception of Articles I and II, the Parties acknowledge and agree that for each of the entities or countries listed in Schedule 6.8, where the context so requires in accordance with the local Conveyancing and Assumption Instruments, each reference to “Filtration” in this Agreement shall be construed as a reference to “Cummins,” and each reference to “Cummins” in this Agreement shall be construed as a reference to “Filtration.”

Section 6.9         Data Privacy; Data Sharing Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that any applicable data privacy laws and any other obligations of Cummins and Filtration to maintain the confidentiality of any employee information held by Cummins or Filtration, as applicable, or any information held in connection with any Benefit Arrangement in accordance with applicable Law will govern the disclosure of employee information between the Parties under this Agreement. Each of Cummins and Filtration will ensure that it has in place appropriate technical and organizational security measures to protect the personal data of the Cummins Employees and the Filtration Employees and Former Filtration Service Providers, respectively. Without limiting the generality of the foregoing provisions of this Section 6.9, the Parties have entered into a data sharing agreement substantially in the form of Schedule A attached hereto.

Article VII
MISCELLANEOUS

Section 7.1         Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall control.

Section 7.2         Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3         Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic mail with receipt confirmed to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Cummins:

Cummins Inc.

5000 Jackson Street

Box 3005

Columbus, Indiana 47202-3005

Attn: General Counsel

Facsimile: ****************

Email: ****************

To Filtration :

Atmus Filtration Technologies Inc.

26 Century Boulevard

Nashville, Tennessee 37214

Attn: General Counsel

Facsimile: ****************

Email: ****************

Section 7.5         Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). For this purpose, a Party may provide its written consent in the form of an email that expressly sets forth such consent and is delivered by the General Counsel of the Party giving such consent to the General Counsel of the Party requesting such consent.

Section 7.6         No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.7         Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (a) with respect to Cummins, an Affiliate of Cummins, or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto, so long as the resulting, surviving or transferee entity assumes all of the obligations of the relevant Party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however that, in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 7.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.8         Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.9         Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Disposition Date by and in the discretion of Cummins without the approval of Filtration or the stockholders of Cummins. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Disposition Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Cummins and Filtration.

Section 7.10       No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Cummins and Filtration and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Cummins or Filtration.

Section 7.11       Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.12       Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except as expressly set forth herein, should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 7.13       Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.14       Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 7.15       Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.16       Submission to Jurisdiction. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article VIII of the Separation Agreement, each Party irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 7.4; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

Section 7.17       Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17.

Section 7.18       Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 7.19       Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CUMMINS INC.

By:	/s/ Marvin Boakye
Name:	Marvin Boakye
Title:	Chief Human Resources Officer

ATMUS FILTRATION TECHNOLOGIES INC.

By:	/s/ Mark Osowick
Name:	Mark Osowick
Title:	Chief Human Resources Officer